Exhibit 99.1

News Release

	Media	Analysts
Contact:	Ron Gruendl	Andy Clark
	+1 412 234 7157	+1 212 635 1803
	ron.gruendl@bnymellon.com	andy.clark@bnymellon.com

BNY Mellon Announces Redemption of Capital Securities

NEW YORK, May 14, 2013 – BNY Mellon, the global leader in investment management and investment services, today announced that all outstanding 7.78% Capital Securities, Series A, issued by BNY Institutional Capital Trust A (liquidation amount $1,000 per security and $300 million in the aggregate) will be redeemed on June 14, 2013. The redemption price for the 7.78% Capital Securities, Series A will be equal to $1,015.56 per security plus accrued and unpaid distributions up to and excluding the redemption date in the amount of $2.80944.

The Capital Securities are held only in book-entry form through The Depository Trust Corporation (“DTC”). DTC will redeem the Capital Securities in accordance with its procedures and notify the holders. Holders of the Capital Securities need not take any action to receive payment of the redemption price.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 36 countries and more than 100 markets. As of March 31, 2013, BNY Mellon had $26.3 trillion in assets under custody and/or administration, and $1.4 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.

# # # # #

This press release contains statements that are considered “forward-looking statements.” These forward-looking statements are based on current beliefs and assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond BNY Mellon’s control). For additional information with respect to risks and other factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements, see the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and its other filings with the Securities and Exchange Commission. All statements in this press release speak only as of May 14, 2013, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after May 14, 2013 or to reflect the occurrence of unanticipated events.